                                                                      Exhibit 99

                               SCHEDULE OF VOTES
                               -----------------

                             Total Vote For     Total Vote Withheld
                             Each Director      From Each Director
                             -------------      ------------------

Takuya Okada                   31,412,458            73,473
Arnold B. Zetcher              31,411,832            74,099
Eiji Akiyama                   31,412,158            73,773
Clark J. Hinkley               31,411,632            74,299
Masaharu Isogai                31,423,778            62,153
Elizabeth T. Kennan            31,424,429            61,502
Motoya Okada                   31,411,628            74,303
Mark H. Willes                 31,425,999            59,931


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